Encision Reports First Quarter Fiscal Year 2020 Results

BOULDER, Colo., Aug. 12, 2019 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2020 first quarter that ended June 30, 2019.

The Company posted quarterly net revenue of $1.93 million for a quarterly net loss of $182 thousand, or $(0.02) per diluted share. These results compare to net revenue of $2.40 million for a quarterly net income of $18 thousand, or $0.00 per diluted share, in the year-ago quarter. Net revenue for the quarter ended June 30, 2018 included revenue from a higher number of capital monitor units sold, which delivers a higher sales price per unit than the sales price of other products that we sell. Gross margin on net revenue was 48% in the fiscal 2019 first quarter and 54% in the fiscal 2018 first quarter. Gross margin on net revenue was lower in the current quarter primarily as a result of significantly higher material costs, especially as a result of tariffs on our steel costs and higher labor and overhead costs, per unit of inventory, as a result of lower revenue and higher labor and overhead costs, per unit of inventory, as a result of lower revenue.

Last week, we entered into a loan and security agreement with Crestmark Bank. The loan is due on demand and has no financial covenants. Under the agreement, we were provided with a line of credit that is not to exceed the lesser of $1,000,000 or 85% of eligible accounts receivable. The interest rate is prime rate plus 1.5%, with a floor of 6.75%, plus a monthly maintenance fee of 0.4%, based on the average monthly loan balance. Interest is charged on a minimum loan balance of $500,000, a loan fee of 1% annually, and an exit fee of 3%, 2% and 1% during years one, two and three, respectively.

"For this fiscal year's first quarter, net revenue resulted in a 20% decline of revenue, said Greg Trudel, President and CEO of Encision Inc. "Because of the significantly higher material costs that were a result of the U.S. tariffs and the resulting loss, we have implemented a reduction of personnel and departmental spending in excess of $1 million annualized. We expect that the reductions will return us to profitability. While never satisfied with a loss of any magnitude, our confidence in our strategy to drive top line growth through new product introductions and channel expansion is unwavering."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 2019 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended
	June 30, 2019	June 30, 2018
Net revenue	$1,929	$2,404
Cost of revenue	996	1,103
Gross profit	933	1,301
Operating expenses:
Sales and marketing	530	776
General and administrative	346	320
Research and development	236	167
Total operating expenses	1,112	1,263
Operating income (loss)	(179)	38
Interest expense and other expense, net	(3)	(20)
Income (loss) before provision for income taxes	(182)	18
Provision for income taxes	––	––
Net income (loss)	$ (182)	$ 18
Net income (loss) per share—basic and diluted	$(0.02)	$0.00
Weighted average number of shares— basic	11,558	10,683
Weighted average number of shares— diluted	11,558	10,705

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	June 30, 2019	March 31, 2019
ASSETS
Cash and cash equivalents	$ 135	$ 273
Restricted cash	––	25
Accounts receivable, net	1,021	1,009
Inventories, net	1,378	1,473
Prepaid expenses	133	130
Total current assets	2,667	2,910
Equipment, net	234	250
Patents, net	243	249
Right of use asset	1,182	––
Other assets	19	19
Total assets	$ 4,345	$ 3,428
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 438	$ 579
Accrued compensation	209	296
Other accrued liabilities	138	126
Line of credit	150	––
Accrued lease liability	159	––
Total current liabilities	1,094	1,001
Accrued lease liability	1,074	––
Deferred rent	––	75
Total liabilities	2,168	1,076
Common stock and additional paid-in capital	24,210	24,202
Accumulated (deficit)	(22,032)	(21,850)
Total shareholders' equity	2,177	2,352
Total liabilities and shareholders' equity	$ 4,345	$ 3,428

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	June 30, 2019	June 30, 2018
Operating activities:
Net income (loss)	$ (182)	$ 19
Adjustments to reconcile net income (loss) to cash generated by operating activities:
Depreciation and amortization	43	48
Share-based compensation expense	8	12
(Recovery from) provision for doubtful accounts, net	(6)	(3)
(Recovery from) inventory obsolescence, net	(10)	––
Changes in operating assets and liabilities:
Right of use asset	49	––
Accounts receivable	(6)	(285)
Inventories	105	201
Prepaid expenses and other assets	(3)	(44)
Accounts payable	(141)	(17)
Accrued compensation and other accrued liabilities	(148)	(73)
Net cash (used in) operating activities	(291)	(142)

Investing activities:
Acquisition of property and equipment	(21)	(5)
Patent costs	(1)	(1)
Net cash (used in) investing activities	(22)	(6)

Financing activities:
Borrowings from credit facility, net change	150	87
Net cash generated by financing activities	150	87

Net (decrease) in cash, cash equivalents and restricted cash	(163)	(61)
Cash, cash equivalents and restricted cash, beginning of period	298	139
Cash, cash equivalents and restricted cash, end of period	$ 135	$ 78